Exhibit 99.1

SILVERSUN TECHNOLOGIES REPORTS PROFITABLE THIRD QUARTER 2016 RESULTS
New Management at Operating Subsidiary Delivers Best Results in Company History

LIVINGSTON, NJ – (                      ) – November 14, 2016 – SilverSun Technologies, Inc. (OTCBB/OTCQB: SSNT), a national provider of transformational business technology solutions and services, today announced its third quarter results for the three and nine months ended September 30, 2016.
Financial Highlights for Three Months Ended September 30, 2016 Compared to Three Months Ended September 30, 2015:
•   Revenues increased to $9,534,092, rising 32.4% from $7,199,783.
•   Software sales increased 97.7% to $1,709,901 from $864,698.
•   Services revenues totaled $7,824,191, increasing 23.5% from $6,335,085.
•   Earnings before interest, taxes, depreciation and amortization (“EBITDA”) were $673,555,   increasing 189% from $232,975.
•   Net income, exclusive of a tax benefit, was $489,368, or $0.11 earnings per basic and diluted share, compared to net income of $34,001, or $0.00 earnings per basic and diluted share.
•   Net income, including the tax benefit, was $2,751,406, or $0.62 earnings per basic share and $0.61 earnings per diluted share, compared to net income of $16,464, or $0.00 earnings per basic and diluted share.
Financial Highlights for the Nine Months Ended September 30, 2016 Compared to the Nine Months Ended September 30, 2015:
•   Total revenues rose 32% to $25,881,283 from $19,614,316.
•   Software sales were $3,754,594, up 18.6% from $3,165,690.
•   Services revenues increased 34.5% to $22,126,689 from $16,448,626.
•   Earnings before interest, taxes, depreciation and amortization (“EBITDA”) were $1,645,784, increasing  48.6% from $1,107,327.
•   Net income, exclusive of a tax benefit,   totaled $1,090,423, or $0.25 per basic and diluted share, rising from net income of $582,232, or $0.14 per basic and diluted share.
•   Net income, including the tax benefit, was $3,372,803, or $0.76 earnings per basic and diluted share, compared to net income of $582,232, or $0.14 earnings per basic and diluted share.
•   As of September 30, 2016, the outstanding balance on the Company’s revolving bank line of credit was $0.  The total amount available under the line is $1,000,000.
•   As of September 30, 2016, the Company had $1,710,419 in cash and cash equivalents; $2,586,539 in accounts receivable; long term debt of $1,340,197   and total stockholders’ equity of $4,693,176.
For more details on SilverSun’s second quarter results, please refer to the Company’s 10-Q filed today with the U.S. Securities Exchange Commission and accessible at  www.sec.gov.

Commenting on the results, Mark Meller, Chairman and CEO of SilverSun, stated, “It has only been 6 months since our new team took over the management of our SWK subsidiary.  In that short time, we have delivered the two best operating quarters in the history of the company.  We have focused our attention on profitability, reducing general and administrative expenses, removing artificial silos, and improving the culture of our dynamic and vital organization.  The results speak for themselves.”
Meller continued, “Our growth this quarter, and this year, cuts across most of our business units.  Sales of Sage ERP X3 have aggressively picked up after a slow start to 2016.  We are seeing a higher level of sales activity in our NetSuite and Acumatica cloud ERP practices.  Our MAPADOC EDI solution has just experienced its best quarter ever.  Our managed service provider is growing rapidly, and is now by itself generating almost $300,000 in monthly recurring revenue.  In addition, our sales pipeline is now deeper, across the board, than it has been in recent memory.”
Meller concluded, “Our primary corporate goal for 2017 is to up-list to NASDAQ.  We have already begun conversations with investment bankers about starting the process.  I will be conducting a series of roadshows with investors and at conferences in the coming weeks and months to help facilitate this process.  In addition, in the coming months we will continue to aggressively fill our sales pipeline, increase our gross margins by improving billable consultant utilization, and increase our operating margins by continuing to rationalize our expenses with our current level of sales. Finally, with our cash position, strong balance sheet, and ever increasing stream of recurring revenue, I am confident that we will be back on the acquisition trail in 2017.  We are extremely excited about our future prospects.”

About SilverSun Technologies, Inc.
We are a business application, technology and consulting company providing strategies and solutions to meet our clients' information, technology and business management needs. Our services and technologies enable customers to manage, protect and monetize their enterprise assets whether on-premise or in the "Cloud". As a value added reseller of business application software, we offer solutions for accounting and business management, financial reporting, Enterprise Resource Planning ("ERP"), Warehouse Management Systems, Customer Relationship Management, and Business Intelligence. Additionally, we have our own development staff building software solutions for Electronic Data Interchange, time and billing, and various ERP enhancements. Our value-added services focus on consulting and professional services, specialized programming, training, and technical support. We have a dedicated network services practice that provides managed services, hosting, business continuity, cloud, e-mail and web services. Our customers are nationwide, with concentrations in the New York/New Jersey metropolitan area, Chicago, Dallas, Arizona and Southern California.

Forward-Looking Statements
This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended, regarding, among other things our plans, strategies and prospects -- both business and financial. Although we believe that our plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, we cannot assure you that we will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Many of the forward-looking statements contained in this news release may be identified by the use of forward-looking words such as "believe," "expect," "anticipate," "should," "planned," "will," "may," "intend," "estimated," and "potential," among others. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this news release include market conditions and those set forth in reports or documents that we file from time to time with the United States Securities and Exchange Commission. All forward-looking statements attributable to SilverSun Technologies, Inc. or a person acting on its behalf are expressly qualified in their entirety by this cautionary language.